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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Mariner Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MARINER ENERGY, INC.
One Briar Lake Plaza
2000 West Sam Houston Parkway South, Suite 2000
Houston, Texas 77042
(713) 954-5500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 9, 2007

To the Stockholders of Mariner Energy, Inc.

The annual meeting of holders of common stock of Mariner Energy, Inc. will be held on Wednesday, May 9, 2007 at 10:30 a.m., Central Time, at One BriarLake Plaza, 2000 West Sam Houston Parkway South, Suite 2000, Houston, Texas 77042, for the following purposes:

•	to elect one director to serve until the annual meeting of stockholders in 2009,

•	to elect two directors to serve until the annual meeting of stockholders in 2010, and

•	to transact any other business that may properly come before the annual meeting.

The board of directors of Mariner has determined that owners of record of Mariner’s common stock at the close of business on March 23, 2007 are entitled to notice of, and have the right to vote at, the annual meeting and any reconvened meeting following any adjournment or postponement of the meeting.

By Order of the Board of Directors
of Mariner Energy, Inc.

Teresa G. Bushman,
Senior Vice President, General Counsel,
and Secretary

Houston, Texas
April 9, 2007

YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the meeting in person, please promptly vote by proxy. You can so vote via the Internet or telephone by following the instructions on your enclosed proxy card. You also can sign, date and return the proxy in the enclosed envelope. If you do attend the meeting, you may withdraw your proxy and vote in person.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
ACTION TO BE TAKEN AT ANNUAL MEETING
QUORUM AND VOTING
ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
CORPORATE GOVERNANCE
COMPENSATION OF DIRECTORS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
TRANSACTIONS WITH RELATED PERSONS
INDEPENDENT AUDITORS
AUDIT COMMITTEE REPORT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ADDITIONAL INFORMATION

MARINER ENERGY, INC.
One Briar Lake Plaza
2000 West Sam Houston Parkway South, Suite 2000
Houston, Texas 77042
(713) 954-5500

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

MAY 9, 2007

This proxy statement is furnished to stockholders of Mariner Energy, Inc. Our board of directors is soliciting proxies for use at our annual meeting of stockholders to be held Wednesday, May 9, 2007, at 10:30 a.m. Central Time, and any reconvened meeting following any adjournment or postponement of the meeting. The annual meeting will be held at Mariner’s headquarters at the address above.

We are first sending to stockholders this proxy statement, and accompanying proxy card and Notice of Annual Meeting of Stockholders on or about April 9, 2007.

ACTION TO BE TAKEN AT ANNUAL MEETING

When you have appropriately specified how your proxy should be voted, the proxy will be voted accordingly. Unless you otherwise specify in your proxy, your proxy will be voted (1) FOR the election as directors the nominees listed under “Election of Directors,” and (2) at the discretion of the proxy holders, either FOR or AGAINST any other matter or business that may properly come before the annual meeting. Our board of directors is not currently aware of any such other matter or business. If other matters are properly brought before the meeting or any adjourned meeting, your proxies will have discretion to act on those matters or to adjourn the meeting, according to their judgment.

QUORUM AND VOTING

Quorum

A quorum of stockholders is necessary to have a valid meeting of stockholders. The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the annual meeting. Shares that are not voted will not count for purposes of calculating a quorum. Abstentions and broker “non-votes” count as present for establishing a quorum. A broker “non-vote” occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given. We expect that, in the event that a quorum is not present at the meeting, the meeting will be adjourned or postponed to solicit additional proxies.

Required Vote

You are a stockholder of record if your shares of our common stock are held in your name on the records of our stock transfer agent and registrar, The Continental Stock Transfer & Trust Company. Only stockholders of record of our common stock at the close of business on March 23, 2007, the record date for this annual meeting, are entitled to receive notice of, and have the right to vote at, the annual meeting and any reconvened meeting following any adjournment or postponement of the meeting. On the record date, 86,361,162 shares of our common stock were issued and outstanding and entitled to vote at the meeting.

Stockholders of record of our common stock on the record date are each entitled to one vote per share on the proposals. Director nominees receiving a plurality of all votes cast at the annual meeting will be elected to our board of directors. Abstentions and broker non-votes have no effect on the election of directors. Non-voted shares have the effect of reducing the number of shares required to elect directors.

Voting

Stockholders of record may effect voting of their stock by any of the following methods:

•	submit a proxy via the Internet or telephone by following the instructions provided on your enclosed proxy card, which simplifies the voting process and reduces Mariner’s costs;

•	complete the enclosed proxy card, and sign, date and either mail it in the enclosed postage pre-paid envelope or send both sides by facsimile to:

The Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, New York 10004
Facsimile (212) 509-5152; or

•	attend the meeting and vote in person.

If your shares are held of record in the name of a broker, bank or other fiduciary, only the broker, bank or other fiduciary may vote your shares by proxy or in person at the meeting. Since brokers currently have discretion to vote in the election of directors, a broker can vote those of your shares held in its name in their discretion unless you instruct the broker how to vote your shares or obtain a proxy from the broker to vote at the meeting. A bank or other non-broker fiduciary may not have discretion to vote those of your shares that may be held of record in its name, in which case your shares will not be voted unless you instruct such fiduciary how to vote your shares or obtain a proxy from the fiduciary to vote at the meeting.

You may revoke your proxy at any time before your proxy is voted. To revoke your proxy, you can deliver a later dated proxy using any of the methods listed above, or you can deliver written notice of revocation to The Continental Stock Transfer & Trust Company at the above address. You also can attend the meeting, withdraw your proxy and vote your shares personally. Your attendance at the meeting will not constitute automatic revocation of your proxy. If your shares are held in the name of a broker, bank or other fiduciary and you have directed the record holder to vote your shares, you should instruct the record holder to change your vote or obtain a proxy from the broker, bank or other fiduciary to do so yourself.

Internet and telephone voting will close at 8:00 p.m. Eastern time on the day before the meeting. Thereafter, voting (including revocations of proxies) can be made by mail or facsimile received before the meeting, or in person at the meeting.

Proxies received at or before the meeting will be counted in the vote on the approval of the proposals.

Proxy Solicitation

We will bear the entire cost of soliciting proxies from stockholders. In addition to solicitation by mail, our directors, officers and employees may also solicit proxies from stockholders by telephone, facsimile or in person. We also will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Upon request, we will reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

We have retained Morrow & Co., Inc. to provide advice and to aid in the solicitation of proxies from our stockholders. We will pay Morrow a fee of $5,500, plus $5.00 per stockholder contact, as compensation for its services, and reimburse Morrow for its related out-of-pocket expenses.

ELECTION OF DIRECTORS

The board of directors of Mariner currently is composed of seven directors. Before the merger of our subsidiary with a subsidiary of Forest Oil Corporation on March 2, 2006, Mariner’s board of directors was composed of five directors. Under the terms of the merger agreement, Mariner’s board of directors after the merger was to be composed initially of seven directors, five of whom were directors of Mariner immediately before the merger, one of whom, H. Clayton Peterson, was mutually agreed upon by Mariner and Forest before, and became a director upon, the merger, and one of whom, Alan R. Crain, Jr., was mutually agreed upon by Mariner and Forest for appointment on April 1, 2006.

Effective immediately after this annual stockholders meeting, the board will be composed of six directors. The following table sets forth the names and ages (as of March 23, 2007) of the individuals who are the directors of Mariner whose term of office is expected to continue after this annual meeting, including directors standing for reelection. All directors are elected for terms in accordance with their class, as described below. There are no family relationships among any of our directors or executive officers.

Director Nominees	Age	Class	Term Expires	Director Since

Alan R. Crain, Jr.	55	II	2007	April 2006
H. Clayton Peterson	61	I	2007	March 2006
John F. Greene	66	II	2007	August 2005
Directors
Jonathan Ginns	42	III	2008	March 2004
Scott D. Josey	49	III	2008	August 2001
Bernard Aronson	60	I	2009	March 2004

Our certificate of incorporation and bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, stockholders elect a portion of our board of directors each year. Class I directors’ term expire at the annual meeting of stockholders to be held in 2009, Class II directors’ terms expire at this annual stockholders meeting, and Class III directors’ terms expire at the annual stockholders meeting to be held in 2008. Effective upon the merger on March 2, 2006, the directors increased the board to six and elected Mr. Peterson as a Class I director to fill the vacancy. On April 1, 2006, the directors increased the board to seven and elected Mr. Crain as a Class I director to fill the vacancy. Pursuant to provisions in our certificate of incorporation regarding vacancies on the board of directors, Messrs. Peterson and Crain must stand for reelection at this annual stockholders meeting. Mr. Peterson is a nominee for election as a Class I director for a term expiring at the 2009 annual stockholders meeting. Mr. Crain is a nominee for election as a Class II director for a term expiring at the 2010 annual stockholders meeting. At each annual meeting of stockholders, the successors to the class of directors whose terms then expire will be elected to serve from the time of election until the third annual meeting following election.

Our bylaws also provide that the authorized number of directors to constitute the whole board of directors may be changed by resolution duly adopted by the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. Vacancies and newly created directorships may be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum. Effective immediately after this annual meeting, our board of directors has fixed the size of the board at six.

Nominees for Election as Director

Information concerning the persons nominated for election as directors follows. Our board of directors recommends a vote FOR the election of these nominees.

Nominee for Election as a Class I Director to Serve until the Annual Meeting in 2009:

H. Clayton Peterson — Mr. Peterson was elected a director in March 2006. During his 33-year career with Arthur Andersen, he specialized in audits of oil and gas companies. Most recently, from January 2000 to September 2002, Mr. Peterson was Managing Partner of the Denver office of Arthur Andersen and Regional Managing Partner of the audit practices of Arthur Andersen in Tulsa, Oklahoma City and Dallas. Since September 2002, Mr. Peterson has been a business consultant, including to the Estate of Kim Magness from August 2003 to present. He has been a member of the board of directors of RE/MAX International, Inc. since May 2005 and is co-chair of its audit committee.

Nominees for Election as a Class II Director to Serve until the Annual Meeting in 2010:

Alan R. Crain, Jr. — Mr. Crain was elected a director in April 2006. He is Senior Vice President and General Counsel of Baker Hughes Incorporated and has served in that capacity since October 2000. He was Executive Vice President, General Counsel and Secretary of Crown, Cork & Seal Company, Inc. from 1999 to 2000. He was Vice President and General Counsel from 1996 to 1999, and Assistant General Counsel from 1988 to 1996, of Union Texas Petroleum Holdings, Inc.

John F. Greene — Mr. Greene was elected as a director in August 2005. He served as Executive Vice President of Worldwide Exploration, Production and Natural Gas Marketing and as a corporate director at Louisiana Land & Exploration Company before his retirement in 1995. Prior to joining Louisiana Land & Exploration Company, Mr. Greene was the President and Chief Operating Officer of Milestone Petroleum, Inc. (today, Burlington Resources, Inc.) from 1981 to 1985. Mr. Greene served as a director and member of the compensation committee of Basin Exploration, Inc. from 1996 through 2001. Mr. Greene began his industry career with Conoco in 1970 after serving in the United States Navy from 1963 until 1968. He is a partner and director of the Shoreline Companies and Leaf River Resource Corporation.

Directors Remaining in Office

Information regarding the members of our board of directors who do not stand for reelection this year and whose term continues after this annual meeting follows:

Class III Directors who Serve until the Annual Meeting to be Held In 2008:

Jonathan Ginns — Mr. Ginns was elected as a director in March 2004. He is a founding partner of ACON Investments, a Washington, D.C. based private equity investment firm formed in 1996. Mr. Ginns serves on the board of directors of the The Optimal Group, which is publicly traded, and Signal International and Tropigas S.A.

Scott D. Josey — Mr. Josey has served as Chairman of the Board since August 2001. Mr. Josey was appointed Chief Executive Officer of Mariner in October 2002 and President in February 2005. From 2000 to 2002, Mr. Josey served as Vice President of Enron North America Corp. and co-managed its Energy Capital Resources group. From 1995 to 2000, Mr. Josey provided investment banking services to the oil and gas industry and portfolio management services. From 1993 to 1995, Mr. Josey was a Director with Enron Capital & Trade Resources Corp. in its energy investment group. From 1982 to 1993, Mr. Josey worked in all phases of drilling, production, pipeline, corporate planning and commercial activities at Texas Oil and Gas Corp. Mr. Josey is a member of the Society of Petroleum Engineers and the Independent Producers Association of America.

Class I Director who Serves until the Annual Meeting to Be Held In 2009:

Bernard Aronson — Mr. Aronson was elected as a director in March 2004. He is a founding partner of ACON Investments, a private equity fund. Prior to founding ACON Investments in 1996, Mr. Aronson was International Advisor to Goldman Sachs & Co. for Latin America from 1994 to 1996. From 1989 through 1993, Mr. Aronson served as Assistant Secretary of State for Inter-American Affairs. He is a member of the Council on Foreign Relations. Mr. Aronson serves on the boards of directors of Liz Claiborne, Inc. and Royal Caribbean International Inc., each of which is publicly traded, and Hyatt International Corp. and Tropigas S.A.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

The following table sets forth information as of March 23, 2007 (except as otherwise indicated) with respect to the beneficial ownership of Mariner’s common stock by (i) 5% stockholders, (ii) directors, (iii) each of our executive officers named under the caption “Executive Compensation” below, and (iv) current executive officers and directors as a group. As used in the footnotes to the table, “Ownership Date” means March 23, 2007.

Unless otherwise indicated in the footnotes to this table, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

		Percent of
Name of Beneficial Owner	Amount(1)	Class

5% Stockholders:
FMR Corp.(2)	12,946,578	15.0%
82 Devonshire Street, Boston, MA 02109
Philip F. Anschutz(2)	6,396,092	7.4%
555 17th Street, #2400, Denver, CO 80202
Artisan Partners Limited Partnership(2)	5,730,014	6.6%
875 East Wisconsin Ave., Suite 800, Milwaukee, WI 53202
First Manhattan Co.(2)	4,905,691	5.7%
437 Madison Ave., New York, NY 10022
T. Rowe Price Associates, Inc.(2)	4,558,323	5.3%
100 E. Pratt Street, Baltimore, MD 21202
Officers and Directors:
c/o Mariner Energy, Inc., One Briar Lake Plaza, Suite 2000, 2000 West Sam Houston Parkway South, Houston, Texas 77042
Scott D. Josey	700,238	*
John H. Karnes	15,000	*
Dalton F. Polasek	323,274	*
Mike C. van den Bold	221,894	*
Judd A. Hansen	173,051	*
Rick G. Lester(3)	22,512	*
Bernard Aronson(4)	577,826	*
Alan R. Crain, Jr.	2,465	*
Jonathan Ginns(5)	576,209	*
John F. Greene	11,775	*
H. Clayton Peterson	3,651	*
John L. Schwager	3,538	*
Current executive officers and directors as a group (15 persons)	2,517,639	2.9%

*	Less than 1%.

(1)	Includes unvested restricted stock granted to directors and certain executive officers under our Stock Incentive Plan. These shares may be voted, but not disposed of, before vesting. Also includes shares issuable upon exercise of options granted to certain officers under our Stock Incentive Plan that are exercisable within 60 days after the Ownership Date, and excludes shares issuable upon exercise of options that are not exercisable within 60 days after the Ownership Date. If a person has the right to acquire beneficial ownership of shares by exercise of outstanding options within 60 days after the Ownership Date, those shares are deemed beneficially owned by that person as of that date and are deemed to be outstanding solely for the purpose of determining the percentage of common stock that he or she owns. Those shares are not included in the computations for any other person. Information regarding options held by named executive officers and all current executive officers as a group is:

	Options	Options
	Exercisable	Unexercisable

Scott D. Josey	133,334	66,666
John H. Karnes	0	0
Dalton F. Polasek	68,000	34,000
Mike C. van den Bold	49,334	24,666
Judd A. Hansen	32,000	16,000
Rick G. Lester	0	0
Current executive officers as a group (9 persons)	380,669	181,331

(2)	Based on the most recent Schedule 13G or 13G/A filed with the Securities and Exchange Commission by such holder.

(3)	As of October 16, 2006, the date of Mr. Lester’s resignation as an officer.

(4)	Mr. Aronson indirectly owns 1,213 shares that are directly owned by the Bolivar International Defined Benefit Pension Plan and 404 shares that are directly owned by his IRA. Mr. Aronson may be deemed to be a beneficial owner of (i) 394,044 shares beneficially owned by ACON E&P, LLC and held of record by MEI Acquisitions Holdings, LLC, and (ii) 178,627 shares beneficially owned by ACON Investments LLC and held by MEI Investment Holdings, LLC. Mr. Aronson is a manager of ACON E&P, LLC and a managing member of ACON Investments LLC, the managing member of MEI Investment Holdings, LLC. Mr. Aronson disclaims beneficial ownership of shares beneficially owned by ACON E&P, LLC and ACON Investments LLC except to the extent of his pecuniary interest therein.

(5)	Mr. Ginns may be deemed to be a beneficial owner of (i) 394,044 shares beneficially owned by ACON E&P, LLC and held of record by MEI Acquisitions Holdings, LLC, and (ii) 178,627 shares beneficially owned by ACON Investments LLC and held by MEI Investment Holdings, LLC. Mr. Ginns is a managing member of Burns Park Investments LLC, a manager of ACON E&P, LLC, and a managing member of ACON Investments LLC, the managing member of MEI Investment Holdings, LLC. Mr. Ginns disclaims beneficial ownership of shares beneficially owned by ACON E&P, LLC and ACON Investments LLC except to the extent of his pecuniary interest therein.

Change in Control

On March 2, 2006, we completed a merger transaction that resulted in our acquisition of a subsidiary of Forest Oil Corporation. Before the merger, Forest transferred and contributed the assets of, and certain liabilities associated with, its offshore Gulf of Mexico operations to its subsidiary. Immediately before the merger, Forest distributed all of the outstanding shares of its subsidiary to Forest shareholders on a pro rata basis. Upon the merger, we issued 50,637,010 shares of our common stock to Forest shareholders. Immediately after the merger, approximately 59% of our outstanding common stock was held by shareholders of Forest and approximately 41% of our common stock was held by our pre-merger stockholders. The aggregate consideration paid by us for Forest’s subsidiary was valued at $890.0 million, comprised of $3.8 million in pre-merger costs and $886.2 million in our common stock, based on the closing price of our common stock of $17.50 per share on September 12, 2005 (the date that the terms of the acquisition were announced).

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plans as of December 31, 2006.

Number of
Securities
Remaining
Available for
	Number of	Weighted-	Future Issuance
	Securities to be	Average Exercise	Under Equity
	Issued Upon	Price of	Compensation
	Exercise of	Outstanding	Plans (Excluding
	Outstanding	Options,	Securities
	Options, Warrants	Warrants and	Reflected in
	and Rights	Rights	Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	802,322(2)	$13.77	4,862,132(3)
Equity compensation plans not approved by security holders	—	—	—
Total	802,322(2)	$13.77	4,862,132(3)

(1)	These plans consist of our Stock Incentive Plan, as amended or restated from time to time (“Stock Incentive Plan”) and options issued to certain former employees of Forest Oil Corporation or its subsidiary in connection with the March 2, 2006 merger of our subsidiary and Forest’s subsidiary (“Rollover Options”).

(2)	Includes 707,920 shares of our common stock issuable upon exercise of options granted under our Stock Incentive Plan and 94,402 shares of our common stock issuable upon exercise of Rollover Options. Excludes 875,380 shares of our common stock issued and outstanding as restricted stock under the Stock Incentive Plan.

(3)	Shares of our common stock remaining available for issuance as restricted stock or options under our Stock Incentive Plan. An aggregate 6,500,000 shares of our common stock was authorized and reserved for issuance under the Stock Incentive Plan. The Stock Incentive Plan provides that shares of our common stock subject to forfeited or cancelled options, forfeited restricted stock and stock withheld for withholding taxes again become available for issuance as restricted stock or options under the Stock Incentive Plan.

CORPORATE GOVERNANCE

Availability of Corporate Governance Materials

Our board of directors and committees of the board have adopted a number of committee charters and other materials relating to our corporate governance, many of which are discussed in this proxy statement. The following governance materials adopted by our board of directors or board committees are available free of charge on our website at www.mariner-energy.com:

•	Corporate Governance Guidelines

•	Code of Business Conduct and Ethics

•	Policy for Reporting Complaints and Concerns about Accounting, Internal Accounting Controls or Auditing Matters

•	Related Party Transaction Approval Policy

•	Audit Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Compensation Committee Charter

•	Executive Committee Charter

These materials as well as our certificate of incorporation and bylaws, as each may be amended or restated from time to time, are available in print, free of charge, by contacting the corporate secretary at our principal executive offices at the address on the first page of this proxy statement.

Corporate Governance Guidelines

Our common stock is listed on the New York Stock Exchange (NYSE). Our board of directors has adopted Corporate Governance Guidelines that give effect to the NYSE’s requirements related to corporate governance and various other corporate governance matters. These guidelines provide a framework for our corporate governance initiatives and cover topics such as director qualifications and selection, board composition, director responsibilities, director compensation, board and committee self-evaluations, and management succession planning.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics, which is designed to help officers, directors and employees resolve ethical issues in an increasingly complex business environment. The Code of Business Conduct and Ethics is applicable to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions. The Code of Business Conduct and Ethics covers topics such as conflicts of interest, confidentiality of information, fair dealing, protection of corporate opportunities, proper use of our assets, compliance with laws and regulations, and prompt reporting of illegal or unethical behavior.

Waivers from our Code of Business Conduct and Ethics are discouraged, but any waivers from the Code of Business Conduct and Ethics for our principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions, or any other executive officer or director must be approved by the nominating and corporate governance committee of our board of directors, which is composed solely of directors whom the board has determined are independent of management. Any waiver from, or substantive amendment to, our Code of Business Conduct and Ethics that applies to our directors or executive officers (including the principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions) either will be posted on our website at www.mariner-energy.com or filed with the Securities and Exchange Commission (SEC) on a Form 8-K, in each case, within four business days after any such waiver or amendment.

Independent Directors

The NYSE requires that a majority of directors be “independent directors,” as defined in the NYSE corporate governance standards. Generally, a director does not qualify as an independent director if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with Mariner, its external or internal auditors, or other companies that do business with us. To assist it in making determinations of independence, our board of directors has adopted categorical standards as permitted by the NYSE corporate governance standards. A relationship a director has with Mariner falls within these categorical standards if it:

•	is a type of relationship addressed in item 404 of SEC Regulation S-K but under that item does not require disclosure or preclude a determination of independence;

•	is a type of relationship addressed in section 303A.02(b) of the NYSE Listed Company Manual but under that section does not require disclosure or preclude a determination of independence; or

•	consists of charitable contributions by us to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years.

Our board of directors has affirmatively determined that six of our seven current directors have no other direct or indirect material relationships with Mariner and therefore are independent directors on the basis of the NYSE corporate governance standards and an analysis of all relevant facts and circumstances specific to each director. The independent directors are Bernard Aronson, Alan R. Crain, Jr., Jonathan Ginns, John F. Greene, H. Clayton Peterson and John L. Schwager. Except as disclosed below, none of the directors whom our board has determined are independent has any other relationships with Mariner. Our board of directors has carefully reviewed each of the relationships discussed below and unanimously determined (with each director affected abstaining) that such relationships are not material.

Bernard Aronson and Jonathan Ginns.  Our board of directors has considered the following relationships among Mr. Aronson, Mr. Ginns, ACON E&P III, LLC (ACON III), ACON Investments LLC (ACON Investments) and Mariner in determining that certain management and monitoring payments made by us to ACON III in 2004 and 2005 do not affect the independence of Messrs. Aronson and Ginns under NYSE rules. Messrs. Aronson and Ginns provided facts about ACON III, ACON Investments and their relationships with these entities outlined below.

In March 2004, we were acquired in a merger by an affiliate of two unrelated private equity funds. We then became obligated to make payments under management agreements and monitoring agreements with affiliates of these private equity funds. In 2004, we paid an aggregate $2.5 million under the management agreements, of which approximately $1.0 million was paid for the benefit of ACON III. We accrued $1.4 million in 2004 for fee obligations under the monitoring agreements, of which approximately $0.6 million was attributable to ACON III. In February 2005, the monitoring agreements were terminated in consideration of payments by us of an aggregate $2.3 million, of which approximately $1.1 million was paid for the benefit of ACON III. These payments constituted more than two percent of ACON III’s revenues in 2004 and 2005. No obligations under the management and monitoring agreements continued after February 2005.

Our board of directors has determined that Messrs. Aronson and Ginns are independent of our management notwithstanding the management and monitoring payments to ACON III in 2004 and 2005. Mariner’s obligation to make these payments arose as a result of arms-length negotiations among the investors who were acquiring Mariner before they acquired it, not as a result of negotiations with our management. At the time of the management and monitoring payments, each of Messrs. Aronson and Ginns was a managing member of ACON III. However, as of January 30, 2006, neither of them nor any of their immediate family members was a current employee or held any management position with ACON III, the only continuing relationship with it being one of passive equity ownership that cannot replace ACON III’s management. None of Mariner’s executive officers or other directors had at the time of the payments or since has had any affiliation with ACON III, ACON Investments or Messrs. Aronson and Ginns, other than serving on our board of directors.

Each of Messrs. Aronson and Ginns is a managing member of ACON Investments. ACON Investments and ACON III have a managing member in common (not Messrs. Aronson or Ginns) and certain common investors but do not own an interest in each other. Although Messrs. Aronson and Ginns have equity interests in each of ACON III and ACON Investments, each of which has equity interests in Mariner, there is no management, supervisory or parent/subsidiary relationship among ACON III and ACON Investments. Finally, aside from the same relationship that exists between Mariner and all of its stockholders, neither ACON III nor ACON Investments has any relationship with Mariner that obligates or would require Mariner to make payments to them or to each other, or require either of them to make payments to Mariner.

Alan R. Crain, Jr. Mr. Crain is an executive officer of Baker Hughes Incorporated. Mariner purchased products and services in the ordinary course of business from Baker Hughes in each of its last three fiscal years ended December 31, 2006, 2005 and 2004. Our board of directors has determined that this relationship is not material. In making this determination, the board considered that the annual amount paid by Mariner to Baker Hughes in each of those years was substantially less than one percent of the consolidated gross revenues reported by Baker Hughes for each of those years.

Non-Management Director Meetings and Presiding Independent Director

Pursuant to the our Corporate Governance Guidelines, our non-management directors meet separately from the other director in regularly scheduled executive sessions following each regularly scheduled board of directors meeting and at such other times as the non-management directors may choose.

The independent directors serving on our board of directors have appointed Bernard Aronson to serve as the board’s presiding independent director. During 2006, the independent directors held four meetings without management. Interested parties who wish to communicate with the presiding independent director or the non-management directors as a group should follow the procedures found under “— Stockholder Communications.”

Director Nominating Process

Stockholders may recommend a director nominee by following the procedures described in our bylaws and Corporate Governance Guidelines, which are summarized below under “— Stockholder Proposals.” Recommendations will be brought to the attention of, and be considered by, the nominating and corporate governance committee. The committee will not alter the manner in which it evaluates candidates, including the minimum criteria described below, based on whether or not the candidate was recommended by a stockholder.

Under our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter, the nominating and corporate governance committee establishes selection criteria for board candidates from time to time. It reviews with our board of directors these criteria and the appropriate skills and characteristics required of board members in the context of the then current composition of the board. At a minimum, the nominating and corporate governance committee must be satisfied that each director (1) has business or professional knowledge and experience that will benefit Mariner, (2) is well regarded in the community, with a long-term reputation for honesty and integrity, (3) has good common sense and judgment, (4) has a positive record of accomplishment in present and prior positions, and (5) has the time, energy, interest and willingness to become involved in Mariner and its future. In addition, the committee considers, among other factors, strategic contacts and involvement in business and civic affairs, and financial and regulatory experience.

In the case of an incumbent director whose term is expiring, the committee reviews the director’s overall service during his term, including the quantity and quality of his performance, as well as whether he satisfies NYSE and SEC independence standards. In the case of new director candidates, the committee also considers whether the candidate meets these independence standards and his experience in finance and accounting. Candidates first are interviewed by the nominating and corporate governance committee. If approved, they are interviewed by other board members. Finally, the full board of directors acts upon all final nominations after considering the committee’s recommendations.

Based upon this review process, the nominating and corporate governance committee recommended to the board of directors, and the board approved, the nomination of incumbent directors Alan R. Crain, Jr., John F. Greene and H. Clayton Peterson for reelection to the board at this annual stockholders meeting.

Stockholder Proposals

Our bylaws provide that stockholders seeking to nominate candidates for election as directors at, or bring other business before, an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. The stockholder must be a stockholder of record at the time of giving notice and be entitled to vote at the meeting. The notice must satisfy information criteria summarized below.

With respect to the nomination of directors, our bylaws provide that to be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices (i) with respect to an election of directors to be held at the annual meeting of stockholders, not later than 120 days before the anniversary date of the proxy statement for the immediately preceding annual meeting of stockholders, and (ii) with respect to an election of directors to be held at a special meeting of stockholders, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was first mailed to our stockholders or public disclosure of the date of the special meeting was first made, whichever first occurs. The stockholder’s notice must include (i) as to each director nominee, information required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, (including the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected), and (ii) as to the stockholder giving notice, the stockholder’s name and address (as they appear on Mariner’s books), and the class and number of shares of our capital stock the stockholder beneficially owns. The stockholder also must comply with the Exchange Act and related rules and regulations.

In addition to the requirements of our bylaws concerning nomination of directors, the Nominating and Corporate Governance Committee Charter provides that the stockholder’s notice also must include (1) the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (2) the acquisition date, class and number of our shares beneficially owned by the noticing stockholder and any such beneficial owner, (3) any material interest of the stockholder or beneficial owner in the nomination, (4) a representation that the stockholder intends to appear in person or by proxy at the meeting to bring the nomination before the meeting, and (5) whether either the stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of our voting shares to elect such nominee(s).

With respect to other business to be brought before a meeting of stockholders, our bylaws provide that to be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 120 days before the anniversary date of the proxy statement for the preceding annual meeting of stockholders. The stockholder’s notice must include (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the stockholder’s name and address (as they appear on Mariner’s books), (iii) the acquisition date, class and number of shares of our voting stock the stockholder beneficially owns, (iv) any material interest in such business, and (v) a representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring the proposed business before the meeting.

Stockholder Communications

Mariner’s stockholders and other interested persons may communicate with our board of directors, any committee of the board, or any individual director by sending communications to the attention of the corporate secretary at our principal executive offices at the address on the first page of this proxy statement. The corporate secretary will forward the communication to the designated or appropriate committee(s) of the board of directors, the designated director(s), or the Chairman of the Board, as may be applicable.

Board Attendance

Our Corporate Governance Guidelines provide that all directors are expected to attend all meetings of the board of directors and committees on which they serve. During 2006, the board of directors held nine meetings. Each director attended at least 75% of the aggregate number of meetings of the board of directors and meetings of committees of the board on which he served. One of five directors attended our 2006 annual meeting of stockholders. All directors are requested and encouraged to attend the annual meeting of stockholders.

Board Committees

Our board of directors has established four standing committees, the audit committee, the compensation committee, the nominating and corporate governance committee, and the executive committee. A current copy of the written charter of each of these committees is available free of charge on our website at www.mariner-energy.com and in print by contacting the corporate secretary at our principal executive offices at the address on the first page of this proxy statement. Information regarding each committee, including membership, function and the number of meetings held during 2006, follows:

Nominating
and
Corporate
	Audit	Governance	Compensation	Executive
Directors	Committee	Committee	Committee	Committee

Bernard Aronson	F, I	C, I
Alan R. Crain, Jr.	F, I	I
Jonathan Ginns	F, I		I	I
John F. Greene		I	I
Scott D. Josey				C
H. Clayton Peterson	A, C, F, I			I
John L. Schwager			C, I	I

A = audit committee financial expert under SEC rules
C = chairman of the committee
F = financially literate under NYSE listing standards
I = independent under NYSE listing standards and SEC rules

Audit Committee.  Each of Messrs. Aronson, Crain, Ginns and Peterson (Chairman) is a member of the audit committee and is “independent” under NYSE corporate governance listing standards and SEC rules. In addition, our board of directors has determined that Mr. Peterson is an “audit committee financial expert,” as defined under SEC rules. The board has determined that all members of the audit committee meet the financial literacy requirements of the NYSE corporate governance listing standards. The Audit Committee Report appears under the caption “Audit Committee Report” in this proxy statement. During 2006, this committee met five times.

The audit committee oversees Mariner’s accounting and financial reporting processes, and the annual audit. The audit committee has sole authority to retain, compensate, evaluate and terminate our independent auditors. The audit committee provides assistance to the board of directors in fulfilling its oversight responsibility relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of our internal audit function. The committee oversees our system of disclosure controls and procedures and system of internal controls regarding financial, accounting, legal compliance and ethics that management and the board of directors have established. In doing so, it is the responsibility of the committee to maintain free and open communication between the committee and our independent auditors, the internal accounting function and our management.

Nominating and Corporate Governance Committee.  Each of Messrs. Aronson (Chairman), Crain and Greene serves on the nominating and corporate governance committee and is “independent” under NYSE listing standards and SEC rules. During 2006, this committee met three times.

The nominating and corporate governance committee nominates candidates to serve on our board of directors, and nominates directors to serve on the audit committee and compensation committee of the board. The committee is responsible for taking a leadership role in shaping the corporate governance of Mariner. It also is responsible for monitoring a process to assess board effectiveness. The committee oversees our policies and procedures relating to honest and ethical conduct of our directors, officers and employees, including the Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Related Party Transaction

Approval Policy. The committee’s policy regarding director candidates nominated by stockholders is described above under “— Director Nominating Process” and “— Stockholder Proposals.”

Compensation Committee.  Each of Messrs. Ginns, Greene and Schwager (Chairman) serves on the compensation committee and is “independent” under NYSE listing standards and SEC rules. During 2006, this committee met six times.

The compensation committee reviews the compensation and benefits of our executive officers and non-employee directors, reviews and makes recommendations to the board of directors with respect to our incentive compensation and other stock-based plans, and administers our Stock Incentive Plan. The compensation committee determines and approves, either as a committee or together with other independent directors (as directed by the board), the compensation of our chief executive officer. The committee recommends to the board of directors compensation for our other executive officers. The compensation committee may delegate all or a portion of its duties and responsibilities to a subcommittee of the compensation committee.

Executive Committee.  Each of Messrs. Ginns, Josey (Chairman), Peterson and Schwager serves on the executive committee. The executive committee may exercise the powers and authority of the Board in managing the business and affairs of the Company when the Board is not in session, subject to our certificate of incorporation, applicable law and any limits on authority determined from time to time by the Board. During 2006, this committee met five times.

COMPENSATION OF DIRECTORS

Under our Corporate Governance Guidelines and Compensation Committee Charter, the compensation committee of the board of directors annually reviews compensation of our non-employee directors. The compensation committee is to consider that directors’ independence may be jeopardized if their compensation and perquisites exceed customary levels, if we make substantial charitable contributions to organizations with which a director is affiliated, of if we provide indirect forms of compensation to a director or organization with which he is affiliated. The compensation committee from time to time makes recommendations to the board of directors regarding non-employee director compensation, which must be approved by the board. Directors who are employed by us are not separately compensated for their service as directors.

Effective March 2, 2006, cash compensation of non-employee members of our Board of Directors is as follows:

	Fee per
	Service	Period
Fee Description	($)	Covered

Non-employee director	50,000	Annual
Service on audit committee	12,500	Annual
Chairman of audit committee	20,000	Annual
Service on committee other than audit committee	5,000	Annual
Chairman of committee other than audit committee	10,000	Annual
Board meeting (attendance in person or by phone)	1,500	Per meeting
Committee meeting (attendance in person or by phone)	1,000	Per meeting

Each director is reimbursed for out-of-pocket expenses in connection with attending meetings of the Board or committees. For director services from August 11, 2005 through March 1, 2006, we paid cash compensation on an annual basis of $40,000 to each of Messrs. Aronson, Ginns, Greene and Schwager. In addition, on March 31, 2006, we granted each of them 1,100 shares of restricted stock. The shares granted to each of Messrs. Greene and Schwager replaced an option each received upon his appointment to the Board in August 2005, exercisable for 4,500 shares of Mariner’s common stock at $15.50 per share, one-third of which vested in March 2006. Neither of these in-the-money options had been exercised as of their March 31, 2006 cancellation.

As reflected in the following table, total non-employee director compensation in 2006 had cash and equity components:

2006 Director Compensation Table

	Fees Earned or
	Paid in Cash	Stock Awards	Total
Name	($)	($)(1)	($)

Bernard Aronson	97,917	12,566	110,483
Alan R. Crain, Jr.	51,833	12,405	64,238
Jonathan Ginns	107,917	12,566	120,483
John F. Greene	68,500	12,566	81,066
H. Clayton Peterson	83,000	12,546	95,546
John L. Schwager	75,166	12,566	87,732

(1)	Represents the proportionate amount of the total fair value of stock awards recognized by Mariner as an expense in 2006 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The portion of the grant date fair values of these awards that was expensed in 2006 was determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (FAS 123R). The awards for which expense is shown in the above table are the awards of restricted shares of our common stock made in 2006 under our Stock Incentive Plan described in the following table (these awards remained outstanding as of December 31, 2006):

	Number of
	Shares of	Grant Date
	Restricted	Fair Value of
	Common	Stock
Name	Stock (#)	Awards ($)

Bernard Aronson	3,538	72,564
Alan R. Crain, Jr.	2,465	49,990
Jonathan Ginns	3,538	72,564
John F. Greene	3,538	72,564
H. Clayton Peterson	2,438	50,003
John L. Schwager	3,538	72,564

The dollar amount indicated is the aggregate grant date fair value computed in accordance with FAS 123R. The assumptions used in determining the grant date fair value are described in note 5 to Mariner’s consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC. These restricted stock grants generally vest one-third on each of the first three successive annual meetings of Mariner’s stockholders following the grant date if the grantee remains a director, except that unvested shares fully vest upon a change in control or if the director dies or becomes disabled. Before vesting, the shares cannot be disposed but may be voted and are entitled to dividends paid to holders of our common stock. Cash dividends, if any, on unvested shares are to be paid no later than (i) the end of the calendar year in which dividends are paid to our common stock holders or (ii) the 15th day of the third month after the date such dividends are paid. Stock dividends result in an automatic proportionate adjustment to the number of unvested shares of restricted stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This discussion explains executive compensation detailed in the tables and other disclosures that follow below. The disclosures contain specific information regarding compensation amounts and terms for our principal executive officer, each person who served as principal financial officer, and our three other most highly compensated executive officers in 2006. This discussion addresses the objectives of our executive compensation, elements of compensation, how we determined the amounts reflected in the tables, and related matters.

Overview of Objectives and Elements

In connection with our March 2006 acquisition of the Gulf of Mexico assets of Forest Oil Corporation, our total assets more than tripled to $2.3 billion as of March 31, 2006 from $665.5 million as of December 31, 2005, and our common stock began trading on the New York Stock Exchange. As part of our evolution in 2006 to a much larger and publicly-traded company, the compensation committee of our board of directors proposed guidelines for compensating our senior executive officers.

The main objective of the guidelines is to compensate our senior executives competitively and in a manner responsive to corporate performance so that we may attract, motivate and retain executives who can foster achievement of our business goals. The guidelines contemplate three primary components to an executive’s compensation:

•	an annual base salary,

•	a near-term incentive in the form of an annual performance bonus, and

•	a long-term incentive in the form of an annual equity award under our Stock Incentive Plan that vests over a period of years.

These three components together constitute an executive’s total direct compensation. Total direct compensation is expected to be determined primarily by reference to our performance against a peer group. It is intended to link executive compensation to our performance and therefore help align the interests of our executives with those of our stockholders.

The compensation committee’s proposed guidelines for compensating all of our senior executives are consistent with guidelines for compensating our chief executive officer contained in our Corporate Governance Guidelines and Compensation Committee Charter. The compensation committee is to consider the performance of the chief executive officer, Mariner’s performance and relative stockholder return, compensation paid to chief executive officers of comparable companies, compensation given to our chief executive officer in past years, and recommendations of independent consultants, if any.

Compensation Consultants and CEO

The compensation committee has sole authority to retain and terminate any compensation consulting firm. The committee independently retains a compensation consultant to assist the committee in its deliberations regarding executive compensation. In 2006, Longnecker & Associates (“Longnecker”) conducted an independent, third party executive compensation review covering our top five key executives. Longnecker assisted the committee in reviewing total direct compensation, including base salary, and annual and long-term incentives, assessing the competitiveness of compensation, and analyzing the committee’s proposed executive compensation guidelines. In September 2006, the committee retained Mercer Human Resource Consulting, Inc. (“Mercer”) to consult with the committee on executive compensation matters. Mercer is assisting the committee in reviewing total direct compensation, including base salary for 2007, annual bonus in respect of 2006, and long-term incentives, as well as assessing the competitiveness of compensation.

Our chief executive officer makes recommendations to the compensation committee regarding total direct compensation for each of our other executive officers, including base salaries, bonuses and long-term incentive grants. The compensation committee considers, discusses, and as appropriate, modifies and takes action on such recommendations.

Peer Group

The peer group is selected annually by the compensation committee with the assistance of an independent compensation consultant. Members of the peer groups used in determining compensation in respect of 2006 are publicly-traded independent oil and gas companies selected based on annual revenue, market capitalization, total assets, and areas of operation. The committee anticipates that these will continue to be relevant criteria in selecting constituents of the peer group from time to time, and that peer group constituents may change if selection criteria change or circumstances particular to peers or Mariner change. While we anticipate that there will be overlap in the peer groups used for purposes of executive compensation and the stock performance graph in our annual report on Form 10-K, we also anticipate that the criteria for the stock performance graph primarily will focus on publicly-traded independent oil and gas companies with Gulf of Mexico operations, as well as take into account revenue, capitalization and asset considerations.

For purposes of considering in 2006 base salaries for 2006 and total direct compensation in respect of 2005, including restricted stock awards made in 2006, the peer group was: Cabot Oil & Gas Corporation; Cimarex Energy Co.; Denbury Resources Inc.; Energy Partners, Ltd.; Forest Oil Corporation; Plains Exploration & Production Company; Pogo Producing Company; Remington Oil and Gas Corp.; Range Resources Corporation; Stone Energy Corporation; St. Mary Land & Exploration Company; The Houston Exploration Company; and W&T Offshore, Inc.

For purposes of considering in 2007 base salaries for 2007 and total direct compensation in respect of 2006, including the annual bonuses reported below and restricted stock awards anticipated to be made in 2007, the peer group was: ATP Oil & Gas Corporation; Bois d’Arc Energy, Inc.; Cimarex Energy Co.; Comstock Resources, Inc.; Energy Partners, Ltd.; Newfield Exploration Company; Plains Exploration & Production Company; Pogo Producing Company; Stone Energy Corporation; St. Mary Land & Exploration Company; Swift Energy Company; and W&T Offshore, Inc.

Total Direct Compensation

As a guideline, the compensation committee recommends that total direct compensation target the same percentile level as the percentile ranking that Mariner achieves when its performance is compared to the peer group. In making this comparison, the committee expects to take into account Mariner’s performance against its peers as of the end of the most recently completed fiscal year in certain areas, appropriately weighted. Guidelines considered in respect of total direct compensation for 2006 covered the following six areas, weighted approximately as indicated (references to appreciation, growth or change compare results as of and for the years ended December 31, 2006 and 2005):

•	Proved reserves growth per fully diluted share outstanding (20% weight).

•	Production (MMcfe) growth per fully diluted share outstanding (20% weight).

•	Finding and development costs (all sources) per Mcfe (20% weight) (calculated by dividing total capital expenditures by total proved reserve changes, including acquisitions).

•	Gross profit margin (oil and gas sales, minus the sum of operating expenses and general and administrative expenses) per Mcfe (15% weight).

•	Stock price appreciation (15% weight) (as of December 31, 2005, the last trade of Mariner’s common stock on PORTALtm reported by Friedman, Billings, Ramsey & Co., Inc. was at $17.75 per share on December 23, 2005).

•	Change in earnings before interest, taxes, depreciation, depletion, amortization, and exploration expenses (EBITDAX) per fully diluted share outstanding (10% weight).

To illustrate, if after applying these metrics, Mariner ranks in the 75th percentile in weighted average performance against the peer group, the compensation committee would consider whether our total direct compensation for an executive officer’s position should be calculated at the 75th percentile of the total direct compensation for a comparable position with our peers. The committee also would consider any special circumstances that may warrant higher or lower compensation levels for executives as a group or individually.

In respect of 2006, after applying these metrics, the compensation committee determined, in consultation with Mercer, that Mariner ranked second and in approximately the 92nd percentile in weighted average performance against the 13-member peer group which includes Mariner. Accordingly, the committee proposed, and our board approved, that total direct compensation in respect of 2006 for our executive officers be targeted at approximately the 92nd percentile of the total direct compensation for comparable positions within our peer group.

Salary

Base salary is intended to compensate core competence in the executive role relative to skills, experience and contributions to Mariner. Base salary provides fixed compensation determined by reference to competitive market practice.

The compensation committee targets an executive’s base salary at approximately the 50th percentile level of peer group salaries comparable to his or her position. The committee believes that while salaries should be competitive, they are not the principal motivator for sustained performance. The 2006 base salaries of each of the executives included in the “2006 Summary Compensation Table” below were established primarily on this basis, except that the initial base salary and other compensation described for Mr. Karnes was negotiated when he joined Mariner in October 2006. In recommending salary increases for the named executive officers in 2006 and 2007, the committee also considered job performance, internal pay alignment and equity, and market competitiveness. Consideration of these factors as well as targeting salaries at the 50th percentile of the peer group resulted in base salary increases in 2006 from 2005 levels of approximately 27% for Mr. Josey, 20% for each of Messrs. Polasek, van den Bold and Hansen, and 8% for Mr. Lester. These considerations and targeting resulted in base salary increases in 2007 from 2006 levels of approximately 4% for Messrs. Josey and van den Bold, 6% for Mr. Karnes, 13% for Mr. Polasek, and 11% for Mr. Hansen.

Base salary is not targeted at any particular percentage of total direct compensation. However, in considering the amount of total direct compensation available for performance bonuses and equity grants, the committee takes the amount of salaries into account in calculating proposed total direct compensation. Although base salaries are somewhat conservative, they facilitate focus on performance and above average incentive compensation opportunities as may be warranted by performance.

Bonus

The annual performance bonus is intended to link executive compensation with corporate and individual performance. It provides annual performance-based cash incentive compensation to motivate performance that may further our long-term success.

The compensation committee proposes that bonuses be determined by two calculations, the sum of which determines an executive’s bonus. In the first calculation, which has an approximate 70% weighting, the sum of salary plus bonus is set at the same percentile level as Mariner’s rank against its peers. For example, after applying the metrics used to determine total direct compensation outlined above, if Mariner ranks at the 75th percentile in weighted average performance against the peer group, bonus would be at a level greater than the 75th percentile of peer company bonuses in order to offset the effect of paying salaries at the 50th percentile and achieve a sum of salary and bonus consistent with total direct compensation at the 75th percentile. The second calculation, which has an approximate 30% weighting, involves individual or team performance. An individual’s performance may be measured against a set of personal goals that may be established annually in consultation among the executive, our chief executive officer and the committee, or in the case of the chief executive officer, in consultation with the committee, and in all cases, approved by the committee. Team performance may involve the entire executive management team or segments of it by operational function.

In respect of 2006, after applying the metrics used to determine total direct compensation outlined above, Mariner ranked at approximately the 92nd percentile in weighted average performance against the peer group.

This was given an approximate 70% weighting in determining annual bonuses in respect of 2006. The 30% weighting for 2006 bonuses was based primarily on performance of the entire executive management team, which was measured by our performance against the budget. The compensation committee also took into consideration its assessment of the chief executive officer’s performance and his assessment of the performance of other senior executives. Following are metrics considered by the committee in assessing the management team’s performance by reference to our actual performance for 2006 compared to the 2006 budget:

•	Total oil and gas production (Bcfe).

•	Net income.

•	Reserve replacement. Reserve replacement was calculated by dividing the change in total proved reserves by total production, excluding proved reserves attributable to the Forest Gulf of Mexico assets to more accurately reflect our ongoing operational performance.

•	Capital expenditures.

•	Finding and development costs per Mcfe, both including and excluding acquisitions, but net of proceeds from conveyances. Finding and development costs were calculated by dividing total capital expenditures by the change in total proved reserves.

•	Total debt.

•	Total stockholders’ equity.

The compensation committee considered the management team’s performance to be at approximately the 77th percentile of budget achievement. Accordingly, with performance measured against our peers at approximately the 92nd percentile having an approximate 70% weighting, and performance measured against our budget at approximately the 77th percentile having an approximate 30% weighting, the compensation committee recommended, and the board approved, bonuses for our senior executives which when aggregated with 2006 salaries are at about the 87th percentile of our peer group. The 2006 bonus for each of the named executives listed in the “2006 Summary Compensation Table” below was determined primarily on this basis, except as otherwise described for Messrs. Lester and Karnes.

Equity Award

The long-term incentive portion of total direct compensation is intended to foster executive retention as well as further link executive compensation with corporate performance. The compensation committee expects that long-term incentives will continue to be in the form of restricted stock awards under our Stock Incentive Plan. The awards are expected to vest over three to four years in equal annual increments, assuming continued employment, except for certain acceleration events described further below under “— Employment, Severance and Change-of-Control Arrangements.” Assuming that corporate performance is reflected in the value of our common stock and given that restricted stock awards vest over time, the awards may foster executive retention and encourage executives to focus on, and enable them to share in, sustained improvements in corporate performance. Except under special circumstances, the committee recommends that no equity awards be made if Mariner’s performance is below the 34th percentile of the peer group.

The compensation committee considers allocating to equity awards 115% of the difference between total direct compensation less salaries and bonuses. To determine the number of shares to award in 2006, the committee used a targeted gain methodology that was based upon the $19.83 closing price per share of our common stock on the New York Stock Exchange on the date of grant (May 9, 2006), and assumed 10% annual appreciation, a five-year holding period and a four percent discount rate.

In determining the restricted stock awards reported in the “2006 Grants of Plan-Based Awards” table below, the compensation committee considered that Mariner’s performance against the two metrics on which it focused during 2005 (finding costs and reserve replacement ratio) was tied with the best performer in the peer group used for purposes of determining 2006 base salaries and restricted stock awards. The committee also considered that Mariner did not achieve a size comparable to the size of members of that peer group until March 2006 when it acquired the Forest Gulf of Mexico assets. Mariner’s peers before then were smaller companies with correspondingly smaller compensation packages than those of the peer group. The committee then recommended aggregate restricted stock awards with a targeted gain value of approximately $8.9 million for our top five executive officers, which placed Mariner at the 85th percentile of the peer group on long-term incentive awards.

Stock Incentive Plan

Our Stock Incentive Plan has been approved by our stockholders. Its objectives are to encourage our directors, officers and other employees to acquire or increase an equity interest in Mariner and to provide a means whereby they may develop a sense of proprietorship and personal involvement in our development and financial success. The Stock Incentive Plan also is designed to enhance our ability to attract and retain the services of individuals who are essential for our growth and profitability. Awards to participants under the Stock Incentive Plan may be made in the form of incentive stock options, non-qualified stock options or restricted stock. The compensation committee determines participants to whom awards are granted, the type or types of awards granted to a participant, the number of shares covered by each award, the purchase price, conditions and other terms of each award. Our chief executive officer may make recommendations to the committee regarding awards to other executives and employees.

A total of 6.5 million shares of our common stock are subject to the Stock Incentive Plan. No more than 2.85 million shares issuable upon exercise of options or as restricted stock can be issued to any individual. As of December 31, 2006, 4,862,132 shares remained available under the Stock Incentive Plan for future issuance to participants. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters — Equity Compensation Plan Information.” As of December 31, 2006, all six non-employee directors and all executive officers had been granted awards under the Stock Incentive Plan.

The compensation committee recommends that in any given year, the aggregate awards made to employees and directors under the Stock Incentive Plan not result in dilution to existing stockholders in excess of two percent, and that in any given rolling seven-year period, the cumulative equity awards, less forfeitures, not result in dilution in excess of 10%. Aggregate grants during 2006 under the Stock Incentive Plan constituted approximately one percent of shares of our common stock outstanding as of December 31, 2006.

Our Insider Trading Policy, which applies to all of our directors, officers and employees, prohibits certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, in any way measured by or tied to Mariner’s securities.

Other Compensation

Consistent with our recent focus on total direct compensation, other compensation available to our executive officers is limited primarily to benefits available to all of our employees, minimal perquisites or other personal benefits, and termination and change of control benefits negotiated in 2005.

Employment, Severance and Change-of-Control Arrangements

These arrangements are discussed below under “— Employment, Severance and Change-of-Control Arrangements.” The basis for payments in connection with particular severance and change-of-control events primarily are negotiations with the executives. The employment agreements with the named executives originally were negotiated in 2005, except that the agreement with Mr. Karnes was negotiated when he joined us in 2006. From Mariner’s perspective, the 2005 employment agreements were negotiated with a goal of retaining key executives critical to furthering our business objectives. In addition to executive retention considerations, the change in control arrangements are designed to help provide continuity of management in the event of an actual or threatened change in control. From an executive’s perspective, the change in control payments contemplated by the 2005 employment agreements, particularly those that may be payable upon an executive’s election to terminate employment within nine months of a change of control, give him or her an opportunity to assess employment circumstances after a change in control and the ability to terminate employment with compensation even if there is no adverse change in position, responsibilities or compensation.

Based upon the executive compensation review that Longnecker provided to us in 2006, we believe that the change of control payout amounts for our named executive officers are fairly typical. Longnecker reported that chief executive officers typically receive 2.99 times base salary and bonus, their direct reports 2.0 to 2.5 times base salary and bonus, and the next tier 1.5 to 2.0 times base salary and bonus. Its review also reflected that 50% of chief executive officers receive the payment upon a change in control (our chief executive officer receives the payment if he terminates within nine months of a change of control) and 80% of other named executive officers receive the payment upon a change in control coupled with actual or constructive termination (each of our other named executive officers except Mr. Karnes receives the payment if he terminates within nine months of a change in control, and each executive receives the payment upon a termination by us without cause, by him for good reason, or due to disability, in each case before or after a change of control).

Tax and Accounting Treatment of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to its chief executive officer or any of its four other most highly compensated executive officers employed as of the end of the year. This limitation does not apply to certain performance-based compensation arrangements approved by stockholders. Our Stock Incentive Plan has been approved by our stockholders and we expect performance-based awards under it to be deductible. With the adoption of FAS 123R, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of equity compensation in the future.

We will continue to review our executive compensation practices and seek to preserve tax deductions for executive compensation to the extent consistent with our objective of attracting, motivating and retaining executive talent that can foster achievement of our business goals. We also expect to consider the tax and accounting impact of various possible compensation programs to balance the potential cost to us with the benefit or value to the executive.

Compensation Tables

The table below summarizes the total compensation paid or earned by each person serving as our principal executive officer and principal financial officer during 2006, as well as our three other most highly compensated executive officers for services rendered in all capacities to Mariner during 2006. We refer to these officers as the named executive officers.

2006 Summary Compensation Table

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(4)	($)(4)	($)(5)	($)

Scott D. Josey,	2006	475,000	1,000,000	2,180,386	225,964	22,249	3,903,599
Chairman of the Board, Chief Executive Officer and President
John H. Karnes,	2006	50,129	165,000	14,243	0	3,666	233,038
Senior Vice President, Chief Financial Officer and Treasurer(1)(2)
Rick G. Lester,	2006	138,480	237,500	89,273	0	56,245	521,498
Vice President, Chief Financial Officer and Treasurer(1)(3)
Dalton F. Polasek,	2006	300,000	525,000	1,053,147	115,242	19,863	2,013,252
Chief Operating Officer
Mike C. van den Bold,	2006	240,000	400,000	799,396	83,607	19,102	1,542,105
Senior Vice President and Chief Exploration Officer
Judd A. Hansen,	2006	226,140	400,000	591,451	54,231	20,440	1,292,262
Senior Vice President — Shelf and Offshore

(1)	On October 16, 2006, Mr. Karnes was appointed Senior Vice President, Chief Financial Officer and Treasurer, and Mr. Lester resigned as Vice President, Chief Financial Officer and Treasurer. Mr. Karnes’ initial base salary on an annualized basis for 2006 was $235,000.

(2)	At the time Mr. Karnes became employed by us in October 2006, we agreed that if he remained employed by us until such time in 2007 as bonuses in respect of performance in 2006 are paid to our other officers, then for his services during 2006, we would pay him a guaranteed bonus of not less than $125,000 and grant him no fewer than 20,000 restricted shares of our common stock, which is expected to have a vesting schedule consistent with the vesting schedule for other officers.

(3)	Mr. Lester’s employment agreement expired upon his voluntary resignation as an employee effective August 15, 2006. He served as an officer until October 16, 2006 under a consulting agreement made effective August 16, 2006 while we continued to search for his successor. Under the consulting agreement, Mr. Lester agreed to perform finance, accounting and other services on a consulting basis, continue to serve in his capacity as an officer, and assist in transition upon the hiring of his successor. The consulting agreement, which is terminable upon 30 days’ notice, provides that we pay Mr. Lester $2,300 per day for his services. In connection with Mr. Lester’s resignation as an employee, we paid him a discretionary bonus of $237,500 in respect of his performance in 2006 as an employee.

(4)	Represents the proportionate amount of the total fair value of stock and option awards recognized by Mariner as an expense in 2006 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The portion of the grant date fair values of these awards that was expensed in 2006 was determined in accordance with FAS 123R. The awards for which expense is shown in this table include the awards described in the “Grants of Plan-Based Awards” table below, as well as awards granted in 2005 for which we continued to recognize expense in 2006. The assumptions used in determining the grant date fair values of these awards are described in note 5 to Mariner’s consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

(5)	Includes amounts paid or payable by us for employer matching and profit sharing contributions pursuant to our 401(k) plan, disability related insurance premiums, change-of-control related payments, and consulting services of Mr. Lester. We made 401(k) plan matching contributions of $7,500 for each of Messrs. Josey, Polasek, van den Bold, Hansen and Lester, and $1,524 for Mr. Karnes. We made 401(k) profit sharing contributions of $8,800 for each of Messrs. Josey, Polasek, van den Bold and Hansen, and $2,005 for Mr. Karnes. We paid disability-related insurance premiums of $4,949 for Mr. Josey, $2,563 for Mr. Polasek, $1,802 for Mr. van den Bold, $3,140 for Mr. Hansen, $1,576 for Mr. Lester, and $137 for Mr. Karnes. In connection with the merger of our subsidiary with a subsidiary of Forest Oil Corporation in March 2006, each of Messrs. Josey, Polasek, van den Bold, Hansen and Lester agreed to waive certain rights under their employment agreements in consideration of a $1,000 cash payment by us. The amount reported for Mr. Lester includes $46,169 paid under the Consulting Agreement described in note (3) above.

The following table provides information about equity awards granted to the named executive officers in 2006.

2006 Grants of Plan-Based Awards

		All Other
		Stock Awards:
		Number of
		Shares of
		Stock or	Grant Date Fair
	Grant	Units	Value of Stock
Name	Date	(#)(1)	Awards ($)(2)

Scott D. Josey	5/9/2006	134,649	2,670,090
John H. Karnes	10/23/2006	15,000	298,500
Rick G. Lester	—	0	0
Dalton F. Polasek	5/9/2006	75,274	1,492,683
Mike C. van den Bold	5/9/2006	53,475	1,060,409
Judd A. Hansen	5/9/2006	40,192	797,007

(1)	The stock awards are restricted shares of our common stock granted in 2006 under our Stock Incentive Plan pursuant to a restricted stock agreement. The restricted stock generally vests 25% on each of the first four anniversaries of the date of grant if the executive then remains employed by us, except that unvested shares fully vest upon a change in control or termination of his employment by us without cause, by him for good reason, or due to his disability or death. Before vesting, the shares cannot be disposed but may be voted and entitled to dividends paid to holders of our common stock. Cash dividends, if any, on unvested shares are to be paid no later than (i) the end of the calendar year in which dividends are paid to our common stock holders or (ii) the 15th day of the third month after the date such dividends are paid. Stock dividends result in an automatic proportionate adjustment to the number of unvested shares of restricted stock.

(2)	The dollar amount indicated is the aggregate grant date fair value computed in accordance with FAS 123R. The assumptions used in determining the grant date fair value are described in note 5 to Mariner’s consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

2006 Outstanding Equity Awards at Fiscal-Year End

						Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option		Stock That	Stock That
	Options	Options	Exercise	Option	Have Not	Have Not
	(#)(1)	(#)(1)	Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)(2)	($)(3)

Scott D. Josey	66,667	133,333	14.00	3/11/2015	134,649	2,639,120
John H. Karnes	0	0	0	—	15,000	294,000
Rick G. Lester	0	0	0	—	0	0
Dalton F. Polasek	34,000	68,000	14.00	3/11/2015	75,274	1,475,370
Mike C. van den Bold	24,667	49,333	14.00	3/11/2015	53,475	1,048,110
Judd A. Hansen	16,000	32,000	14.00	3/11/2015	40,192	787,763

(1)	Each option was granted on March 11, 2005 under our Stock Incentive Plan pursuant to an option agreement. The options generally vest one third on each of the first three anniversaries of the date of grant if the executive then remains employed by us, except that they vest 50% (to the extent then less than 50% vested) upon termination of his employment by us without cause or by him for good reason, and 100% upon a change of control or if his employment terminates due to disability or death. In addition, to the extent the option remains unvested upon termination by us without cause or by him for good reason, it remains outstanding and fully vests upon, and can be exercised during the three months after, a change of control that occurs within nine months after termination. Vested options cease to be exercisable three months after termination of executive’s employment by us without cause or by him for good reason, one year after termination due to disability or death, and upon termination in any other circumstance.

(2)	The stock awards shown in this table are the same stock awards described in the “Grants of Plan-Based Awards” table above.

(3)	Based upon the $19.60 closing price per share of Mariner’s common stock on the New York Stock Exchange on December 29, 2006.

2006 Option Exercises and Stock Vested

	Stock Awards
		Value Realized
	Number of Shares	on Vesting
Name	Acquired on Vesting (#)	($)(1)

Scott D. Josey	680,181	11,617,491
John H. Karnes	0	0
Rick G. Lester	30,608	522,785
Dalton F. Polasek	308,349	5,266,601
Mike C. van den Bold	226,727	3,872,497
Judd A. Hansen	158,709	2,710,750

(1)	Based upon the $17.08 closing price per share of Mariner’s common stock on the New York Stock Exchange on May 31, 2006 (the vesting date).

Employment, Severance and Change-of-Control Arrangements

We have employment agreements with our executive officers. Each employment agreement automatically renews for an additional one-year term on each March 2 for Messrs. Josey, Polasek, van den Bold and Hansen, and each October 15 for Mr. Karnes, in each case, unless 90 days’ prior notice is given.

The employment agreements provide for a base salary that may be adjusted annually in the sole discretion of Mariner’s Board of Directors and a discretionary annual performance bonus. Discretionary salary adjustments and bonuses are based on market survey data, corporate performance, and the executive’s performance. The agreements also provide for participation in our benefit plans and programs. Mr. Josey’s agreement additionally provides for life insurance equal to two times his base salary.

Severance Benefits

Under the employment agreements, we agree to provide the following severance benefits if we terminate the executive’s employment without cause or upon his disability, he terminates his employment for good reason, or in the case of Mr. Josey, we do not renew his agreement:

•	a lump sum severance payment equal to 2.99 (for Messrs. Josey and Karnes) or 2.5 (for Messrs. Polasek, van den Bold and Hansen) times the sum of his base salary plus his three-year average annual bonus, except that if we terminate Mr. Karnes’ employment without cause or he resigns for good reason before the earlier of April 16, 2007 or a change of control, then his severance payment would be $375,000;

•	health care coverage for the executive, his spouse and dependents for two years (for Messrs. Josey and Polasek) or 18 months (for Messrs. Karnes, van den Bold and Hansen) after termination under our group health plan on the same basis as our active executive employees (except to the extent another employer’s group health care coverage is available), provided that the executive must reimburse us for his portion of the premium on a monthly basis; and

•	50% vesting of rights under equity plans (to the extent then less than 50% vested), including our Stock Incentive Plan. Specific awards under equity plans vest in accordance with their terms. For example, see note (1) to each of the “Grants of Plan-Based Awards” table and “Outstanding Equity Awards at Fiscal-Year End” table above, regarding vesting terms of outstanding restricted stock and options.

To be eligible for severance under the employment agreements, the executive must agree in writing to waive and release claims against us arising before termination. He also must keep in confidence and not use our confidential information for two years after termination. If within one year after an executive’s termination our Board of Directors determines cause existed before, on or after the termination, he is ineligible for severance and must return to us any severance paid.

The employment agreements define “cause,” “good reason” and “disability” as follows:

•	We can terminate the executive’s employment for “cause” if he:

(1)	is grossly negligent in performing his duties, materially mismanages the performance of his duties, or materially fails or is unable (other than due to death or disability) to perform his duties,

(2)	commits any act of willful misconduct or material dishonesty against us or any act that results in, or could reasonably be expected to result in, material injury to our reputation, business or business relationships,

(3)	materially breaches the agreement, any fiduciary duty owed to us, or any written policies applicable to him,

(4)	is convicted of, or enters a plea bargain, a plea of nolo contendre or settlement admitting guilt for, any felony, any crime of moral turpitude, or any other crime that could reasonably be expected to have a material adverse impact on us or our reputation, or

(5)	materially violates any federal law regulating securities (without having relied on the advice of our legal counsel to perform certain required acts) or is subject to any final order, judicial or administrative, obtained or issued by the SEC, for any securities violation involving fraud.

•	The executive can terminate his employment for “good reason” if, without his consent:

(1)	we materially breach the agreement,

(2)	we require him to relocate outside of the Houston metropolitan area,

(3)	our successor fails to assume the agreement by the time it acquires substantially all of our equity, assets or businesses,

(4)	we materially reduce the executive’s title, responsibilities, or duties, or

(5)	we assign to the executive any duties materially inconsistent with his office.

•	We can terminate the executive’s employment due to a “disability” if he has sustained sickness or injury that renders him incapable, with reasonable accommodation, of performing the duties and services required of him for 90 (60 in Mr. Josey’s case) consecutive calendar days or a total of 120 calendar days during any 12-month period.

Change of Control Benefits

The employment agreements provide for the following change-of-control benefits:

•	Upon a change of control that occurs while the executive is employed, or within nine months after he terminates his employment for good reason or we terminate his employment without cause, he becomes 100% vested in unvested rights under equity plans.

•	The employment agreements with Messrs. Josey, Polasek, van den Bold and Hansen provide that if:

(1)	he terminates his employment with or without good reason within nine months after a change of control occurs while he is employed,

(2)	we terminate his employment without cause within nine months after a change of control occurs while he is employed, or

(3)	a change of control occurs within nine months after we terminate his employment without cause or he terminates his employment for good reason,

then he becomes entitled to a lump sum payment equal to 2.99 (for Mr. Josey) or 2.5 (for Messrs. Polasek, van den Bold and Hansen) times the sum of his base salary plus his three-year average annual bonus, less any severance previously paid in respect of our termination without cause or his termination for good reason.

If within one year after an executive’s termination our Board of Directors determines cause existed before, on or after the termination, he is ineligible for these change-of-control benefits and must return to us any benefits paid.

Under the employment agreements, a “change of control” means:

•	the acquisition by any person or group of affiliated or associated persons of more than 35% of the voting power of our stock,

•	the consummation of a sale of all or substantially all of our assets,

•	our dissolution, or

•	the consummation of any merger, consolidation, or reorganization involving us in which, immediately after giving effect to the transaction, less than 51% of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by our stockholders immediately before the transaction.

The merger of our subsidiary with a subsidiary of Forest Oil Corporation on March 2, 2006 resulted in a change of control under then outstanding employment agreements. Each executive officer of Mariner as of March 2, 2006 became entitled to receive a cash payment of $1,000 in exchange for waiving certain rights under his or her employment agreement that otherwise would have applied as a result of the merger. Rights waived included accelerated vesting of restricted stock and options upon the merger, and the right to receive a lump sum cash payment if the officer terminated his or her employment with or without good reason within nine months after the merger.

The employment agreements with Messrs. Karnes and Hansen prohibit the executive from soliciting our employees for employment during the year following his termination, except that these non-solicitation provisions cease to apply after a change of control, a termination by us without cause or a termination by the executive for good reason. As a result of the change of control upon the merger of our subsidiary with a subsidiary of Forest Oil Corporation, the non-solicitation provisions of employment agreements with the other named executive officers ceased to apply on March 2, 2006.

Potential Payments Upon Termination or Change of Control

The following table estimates the value of the termination payments and benefits that each of our named executive officers would receive if his employment terminated or a change of control occurred on December 29, 2006 (the last business day of 2006) under the circumstances shown and making the indicated assumptions. The table excludes (i) amounts accrued through December 31, 2006 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual bonus for 2006, and (ii) benefits generally available to all of our salaried employees.

				Upon or Within
		Before or After		9 Months After
		Change of Control		Change of Control

		Termination	Change of	Termination
		without Cause or	Control	by Executive
		by Executive for	without	without	Termination for
		Good Reason	Termination	Good Reason	Disability	Death
Name	Benefit	($)	($)	($)	($)	($)

Scott D. Josey	Severance Pay	4,011,583	0	4,011,583	4,011,583	0
	Accelerated Option Vesting (2)	186,665	746,665	0	746,665	746,665
	Accelerated Stock Vesting (3)	2,639,120	2,639,120	0	2,639,120	2,639,120
	Health Benefits Continuation (4)	35,493	0	0	0	0
	Disability Insurance (5)	0	0	0	5,136,000	0
	Life Insurance (6)	0	0	0	0	950,000
	Tax Gross Up (7)	0	0	0	N/A	N/A

John H. Karnes	Severance Pay	375,000	0	0	702,650	0
	Accelerated Stock Vesting (3)	294,000	294,000	0	294,000	294,000
	Health Benefits Continuation (4)	26,620	0	0	0	0
	Disability Insurance (5)	0	0	0	4,716,480	0
	Tax Gross Up (7)	0	0	0	N/A	N/A

Rick G. Lester(1)	—	—	—	—	—	—

Dalton F. Polasek	Severance Pay	1,778,788	0	1,778,788	1,778,788	0
	Accelerated Option Vesting (2)	95,200	380,800	0	380,800	380,800
	Accelerated Stock Vesting (3)	1,475,370	1,475,370	0	1,475,370	1,475,370
	Health Benefits Continuation (4)	35,493	0	0	0	0
	Disability Insurance (5)	0	0	0	2,739,000	0
	Tax Gross Up (7)	0	0	0	N/A	N/A

Mike C. van den Bold	Severance Pay	1,437,500	0	1,437,500	1,437,500	0
	Accelerated Option Vesting (2)	69,065	276,265	0	276,265	276,265
	Accelerated Stock Vesting (3)	1,048,110	1,048,110	0	1,048,110	1,048,110
	Health Benefits Continuation (4)	16,945	0	0	0	0
	Disability Insurance (5)	0	0	0	4,000,080	0
	Tax Gross Up (7)	0	0	0	N/A	N/A

				Upon or Within
		Before or After		9 Months After
		Change of Control		Change of Control

		Termination	Change of	Termination
		without Cause or	Control	by Executive
		by Executive for	without	without	Termination for
		Good Reason	Termination	Good Reason	Disability	Death
Name	Benefit	($)	($)	($)	($)	($)

Judd A. Hansen	Severance Pay	1,217,623	0	1,217,623	1,217,623	0
	Accelerated Option Vesting (2)	44,800	179,200	0	179,200	179,200
	Accelerated Stock Vesting (3)	787,763	787,763	0	787,763	787,763
	Health Benefits Continuation (4)	16,747	0	0	0	0
	Disability Insurance (5)	0	0	0	2,925,000	0
	Tax Gross Up (7)	0	0	0	N/A	N/A

(1)	Mr. Lester voluntarily terminated his employment without good reason on August 15, 2006 and was not entitled to receive any benefits that were not available generally to all salaried employees. We paid him a discretionary bonus of $237,500 in respect of services rendered while employed by us during 2006.

(2)	Based upon the difference between the closing price per share of Mariner’s common stock on the New York Stock Exchange on December 29, 2006 of $19.60 and the $14.00 exercise price per share of the option (or $5.60), multiplied by the number of shares underlying the option that would vest and assumed are exercised upon occurrence of the event indicated on December 29, 2006.

(3)	Based upon the closing price per share of Mariner’s common stock on the New York Stock Exchange on December 29, 2006 of $19.60, multiplied by the number of shares of restricted stock that would vest upon occurrence of the event indicated on December 29, 2006.

(4)	The indicated amount is the estimated aggregate monthly premiums payable by us for continued group health coverage for 24 months (Messrs. Josey and Polasek) or 18 months (Messrs. Karnes, van den Bold and Hansen) after December 29, 2006 and excludes the monthly premium payable by executive. The amount indicated assumes continuation of the same health care coverage executive had in effect on December 29, 2006.

(5)	Assumes executive is terminated on December 29, 2006 because he has been completely and catastrophically disabled for at least 90 days and remains so for the maximum benefit period which begins upon termination and continues until executive is age 65. The amount indicated is the estimated aggregate amount of benefits executive would receive during this period under our group long term disability policy and various supplemental disability policies, assuming satisfaction of conditions for payment.

(6)	Under his employment agreement, we agree to provide Mr. Josey life insurance equal to two times his base salary.

(7)	Each executive’s employment agreement provides that he is entitled to a full tax gross-up payment if the aggregate payments and benefits to be provided constitute a “parachute payment” subject to a Federal excise tax. This tax applies to certain payments made in connection with a change of control.

COMPENSATION COMMITTEE REPORT

The compensation committee of Mariner’s board of directors has reviewed and discussed with Mariner’s management the Compensation Discussion and Analysis included in this proxy statement. Based on these reviews and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

John L. Schwager (Chairman)
Jonathan Ginns
John F. Greene

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

The following directors served on the compensation committee of our board of directors during 2006: Jonathan Ginns, John F. Greene and John L. Schwager. None of such persons was an officer or employee of Mariner during 2006 or at any time in the past, or had any relationship requiring disclosure under “Transactions with Related Persons” in this proxy statement.

TRANSACTIONS WITH RELATED PERSONS

Overriding Royalty Interests

We have obligations concerning overriding royalty interest (ORRI) arrangements with four of our officers that are summarized below. The nominating and corporate governance committee of our board of directors has approved and ratified these ORRI arrangements pursuant to the Related Party Transaction Approval Policy described below under “— Policies.” The committee considered that our ongoing obligations and the officers’ ongoing rights under these arrangements were established in 2002, that these rights and obligations continue to exist regardless of the relationship of the parties to one another, that these rights and obligations have not had in the last three years and do not have any relationship to the performance of these officers in their capacity as officers or employees of Mariner, and that there were valid business reasons for us to enter into the original arrangements.

In 2002, two of our current executive officers, Dalton F. Polasek, Chief Operating Officer, and Judd A. Hansen, Senior Vice President — Shelf and Onshore, received assignments of ORRIs in certain leases acquired by us. A consulting company owned in part by Mr. Polasek was assigned a 2% ORRI from us in four federal offshore leases as partial consideration for having brought the related prospect to us. With our knowledge and consent, the consulting company subsequently assigned portions of the ORRIs to Mr. Hansen and a company owned by Mr. Polasek. At the time of the assignments, Messrs. Polasek and Hansen served Mariner as officers and consultants but were not employed by Mariner. No payments were made in respect of these ORRIs until 2004, when each received less than $60,000 with respect to his ORRI. No payments were made in respect of these ORRIs in 2005 or 2006.

We may have obligations under previously terminated employment and consulting agreements to assign additional ORRIs in some of our oil and natural gas prospects to current and former employees and consultants. Cory L. Loegering, Senior Vice President — Deepwater, and Richard A. Molohon, Vice President — Reservoir Engineering, are the only current executive officers who may be entitled to receive ORRIs from time to time under any of these agreements. Mariner made net cash payments to each of Mr. Loegering of $493,186, $378,312 and $368,095 in 2006, 2005 and 2004, respectively, and Mr. Molohon of $369,863, $282,153, and $274,364 in 2006, 2005 and 2004, respectively, in respect of ORRIs assigned from time to time pursuant to an ongoing right to receive such ORRIs that was established in 2002 when these officers ceased participating in our ORRI Incentive Compensation Program.

All ORRIs assigned to these parties are excluded from Mariner’s interests evaluated in our reserve report.

Policies

We recognize that transactions between Mariner and any of its directors or executives can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of Mariner and its stockholders. Therefore, as a general matter and in accordance with our Code of Business Conduct and Ethics, which applies to our directors, officers and employees, it is Mariner’s preference to avoid such transactions. Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, Mariner’s best interests. Therefore, the audit committee has adopted a formal policy which requires the nominating and corporate governance committee to review and, if appropriate, to approve or ratify related party transactions.

Pursuant to our Related Party Transaction Approval Policy, the nominating and corporate governance committee will review transactions in which Mariner participates, the amount involved is expected to exceed $120,000, and any of our directors or executives, or any holder of more than five percent of our common stock, has a direct or indirect interest. In determining whether to approve a related party transaction, the nominating and corporate governance committee will consider relevant factors, such as:

•	whether the terms are fair to us and no less favorable than those obtainable under similar circumstances if a related person is not involved;

•	whether there are business reasons for us to enter into the transaction;

•	whether the transaction is material, considering the (i) interest of each related person in the transaction, (ii) relationship of each such related person to the transaction and each other, (iii) dollar amount involved, and (iv) significance of the transaction to our investors in light of all the circumstances;

•	whether the transaction would impair the independence of an outside director of Mariner; and

•	whether the transaction would present an improper conflict of interest for a director or executive officer of Mariner, considering the (i) size of the transaction, (ii) overall financial position of the director or executive officer, (iii) direct or indirect nature of the director’s or executive officer’s interest in the transaction, and (iv) ongoing nature of any proposed relationship.

Certain transactions have been pre-approved or ratified under the policy, including:

•	executive compensation arrangements approved, or recommended to our board of directors for approval, by the compensation committee,

•	director compensation arrangements approved by our board of directors,

•	a transaction between us and another entity in which a related person has a relationship solely as a director, a less than five percent equity holder, or an employee (other than an executive officer),

•	a transaction between us and another entity in which a related person has a relationship if the aggregate amount involved does not, in any single fiscal year, exceed the greater of $1 million or two percent of that entity’s consolidated annual revenues,

•	a transaction in which a related person has an interest solely as a holder of our equity securities and all holders receive the same benefit on a pro rata basis, and

•	transactions available to our employees generally.

INDEPENDENT AUDITORS

Under the Audit Committee Charter, the audit committee of our board of directors has sole authority to retain, compensate, evaluate and terminate Mariner’s independent auditors. Our independent auditors report directly to the audit committee. The audit committee has selected Deloitte & Touche LLP as Mariner’s independent auditors for the current fiscal year ending December 31, 2007. Deloitte & Touche LLP served as Mariner’s independent auditors for the fiscal year ended December 31, 2006. Representatives of Deloitte & Touche are expected to be present at this annual meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit and Non-Audit Fees

Audit Fees.  The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of Mariner’s financial statements for 2006 and 2005, and the reviews of Mariner’s financial statements included in its quarterly reports on Form 10-Q filed with the SEC during 2006 were approximately $427,000 for 2006 and $335,000 for 2005.

Audit-Related Fees.  The aggregate fees billed by Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of the audit or review of Mariner’s financial statements and are not reported above under the caption “Audit Fees” were approximately $629,000 in 2006 and $243,000 in 2005. These services primarily related to our private placements of equity and debt, registration statements we filed with the SEC, and consultations with us regarding Section 404 of the Sarbanes-Oxley Act of 2002.

Tax Fees.  Deloitte & Touche LLP billed no fees in 2006 or 2005 for professional services to Mariner for tax compliance, tax advice or tax planning.

All Other Fees.  Deloitte & Touche LLP billed no fees in 2006 or 2005 for products and services it provided to Mariner that are not reported above under the captions “Audit Fees” and “Audit-Related Fees.”

Audit Committee Pre-Approval of Audit and Non-Audit Services

Under the Audit Committee Charter, the audit committee of our board of directors must approve in advance (1) the retention of independent auditors for the performance of all audit and lawfully permitted non-audit services, and (2) the fees to be paid for such services. The audit committee must pre-approve any audit services and any permissible non-audit services to be provided by our independent auditors on our behalf that do not fall within any exception to the pre-approval requirements established by the SEC. The Audit Committee Charter specifies certain non-audit services that under the Sarbanes-Oxley Act of 2002 cannot be performed by our independent auditors.

AUDIT COMMITTEE REPORT

The audit committee oversees Mariner’s financial reporting process on behalf of the board of directors. Management is responsible for Mariner’s financial statements and the financial reporting process. The independent auditor is responsible for expressing an opinion on the fairness of the presentation of Mariner’s audited financial statements in conformity with accounting principles generally accepted in the United States. The audit committee meets with the independent auditor, with and without management present, to discuss the results of the independent auditor’s examinations, its consideration of Mariner’s internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, and the overall quality of Mariner’s financial reporting. For the fiscal year ended December 31, 2006, Mariner is not required to have, nor was its independent auditor engaged to perform, an audit of internal control over financial reporting.

In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed with management and Deloitte & Touche LLP, Mariner’s independent auditor for 2006, Mariner’s audited financial statements for the year ended December 31, 2006 contained in Mariner’s Annual Report on Form 10-K for the year ended December 31, 2006. These reviews and discussions also covered Mariner’s disclosures in the Form 10-K under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Deloitte & Touche discussed with the audit committee various matters under applicable auditing standards, including information regarding the scope and results of the audit and other matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1, AU§380), Communication with Audit Committees. In addition, the audit committee has discussed with Deloitte & Touche its independence from Mariner and its management, including the matters in the written disclosures and the letter provided by Deloitte & Touche to the audit committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The audit committee also has considered the compatibility of non-audit services with the auditor’s independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board has approved, that the audited financial statements for fiscal 2006 be included in Mariner’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

Members of the Audit Committee

H. Clayton Peterson (Chairman)
Bernard Aronson
Alan R. Crain, Jr.
Jonathan Ginns

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and beneficial owners of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. SEC rules require these persons to furnish us copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us during 2006 and written representations that no other reports were required with respect to 2006, these persons complied with applicable Section 16(a) filing requirements, except that H. Clayton Peterson, a director, filed one Form 4 for one transaction one week late; his Form 4 filed on March 13, 2006 was due March 6, 2006.

ADDITIONAL INFORMATION

Stockholder Proposals for 2007 Annual Meeting

In order for a stockholder proposal to have been properly submitted for presentation at this annual meeting, we must have received such proposal a reasonable time before we began to print and mail our proxy materials. We received no such notice, and therefore no stockholder proposals will be presented at this annual meeting.

Stockholder Proposals for 2008 Proxy Statement

If you wish to present a proposal for inclusion in our proxy material for consideration at our annual meeting to be held in 2008, you must submit the proposal in writing to the corporate secretary at our principal executive offices at the address on the first page of this proxy statement, and we must receive your proposal not later than December 11, 2007 (the 120th day before April 9, 2008, the anniversary date of the proxy statement for this year’s annual meeting). That proposal must comply with Section 8 of Article II of our bylaws and, if it is to be included in our proxy materials, Rule 14a-8 under the Securities Exchange Act of 1934. Please also refer to “Corporate Governance — Stockholder Proposals.”

Delivery of Proxy Statement

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies. This year, a number of brokers with accountholders who are Mariner stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholder. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker or direct your written request to us at our principal executive offices at the address on the first page of this proxy statement. We will promptly deliver a separate copy to you upon request.

Annual Report

Our Annual Report to Stockholders for the fiscal year ended December 31, 2006, which includes our financial statements and accompanies this proxy statement, does not form any part of the materials for the solicitation of proxies.

You may obtain a copy of (i) our Annual Report to Stockholders and (ii) our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, in each case, including any financial statements and schedules and exhibits thereto, without charge by submitting a written request to the corporate secretary at our principal executive offices at the address on the first page of this proxy statement.

By Order of the Board of Directors
of Mariner Energy, Inc.

Teresa G. Bushman,
Senior Vice President, General Counsel
and Secretary

Houston, Texas
April 9, 2007

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY — MARINER ENERGY, INC.
One BriarLake Plaza, Suite 2000
2000 West Sam Houston Parkway South
Houston, Texas 77042
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
This Proxy is accompanied by a Proxy Statement describing the proposal to be voted upon.
     The undersigned hereby appoints Scott D. Josey, John H. Karnes and Teresa G. Bushman, or any of them, with full power of substitution, to represent and to vote as designated on the reverse side, all the shares of Mariner Energy, Inc. held of record by the undersigned on March 23, 2007 at the annual meeting of stockholders to be held on May 9, 2007 or at any adjournment thereof, with all the powers the undersigned would have if personally present, as set forth on the reverse side.
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN, THE PROXY WILL BE VOTED “FOR” THE PROPOSAL SET FORTH ON THE REVERSE SIDE.
     The proxies are authorized to vote in their discretion upon such other matters as may properly be brought before the annual meeting of stockholders or any adjournment or postponement of it.
     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
Change of Address and/or Comments

(Continued, and to be marked, signed and dated, on the reverse side)

VOTE BY INTERNET OR TELEPHONE
QUICK × × × EASY × × × IMMEDIATE

MARINER ENERGY, INC.

■	You can now vote your shares electronically through the Internet or the telephone.

■	This eliminates the need to return the proxy card.

■	Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

■	Your electronic vote serves as acknowledgement of receipt of the accompanying Proxy Statement which describes the proposal to be voted upon.
TO VOTE YOUR PROXY BY INTERNET
www.continentalstock.com
Have your proxy card in hand when you access the above website. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.
TO VOTE YOUR PROXY BY PHONE
1-866-894-0537
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter the company number, proxy number and account number. Follow the voting instructions to vote your shares.
TO VOTE YOUR PROXY BY MAIL
Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.
PLEASE DO NOT RETURN THE BELOW CARD IF VOTED ELECTRONICALLY.
▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY BY MAIL

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSAL. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please mark your votes like this	☒

1.	Election of directors
		FOR	WITHHOLD
	01 H. Clayton Peterson (term will expire in 2009)	☐	☐
		FOR	WITHHOLD
	02 Alan R. Crain, Jr. (term will expire in 2010)	☐	☐
		FOR	WITHHOLD
	03 John F. Greene (term will expire in 2010)	☐	☐
The Board of Directors recommends a vote FOR the nominees listed.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS ABOVE.

COMPANY NUMBER:
  PROXY NUMBER:
ACCOUNT NUMBER:

Signature	Date	Signature (Joint Owner)	Date

NOTE: Please sign exactly as name(s) appear above. Joint owners should each sign. When signing in a representative capacity, please give full title. Your signature serves as acknowledgement of receipt of the accompanying Proxy Statement which describes the above proposal.